Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Navidea Biopharmaceuticals, Inc.

Dublin, Ohio

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-05143, 333-119219, 333-130636, 333-130640, 333-153110, and 333-158323) and on Form S-3 (Nos. 333-156810, 333-168485 and 333-173752) of Navidea Biopharmaceuticals, Inc. of our reports dated March 6, 2012, relating to the consolidated financial statements and the effectiveness of Navidea Biopharmaceuticals, Inc.’s internal control over financial reporting, which appear in this Form 10-K.

/s/ BDO USA, LLP

Chicago, Illinois

March 6, 2012